Exhibit 10.4

FIRST AMENDMENT TO THE

RIGNET, INC. 2010 OMNIBUS INCENTIVE PLAN

THIS FIRST AMENDMENT is made by RigNet, Inc. (the “Sponsor”),

WITNESSETH:

WHEREAS, the Sponsor adopted on May 26, 2010, and continues to sponsor and maintain the plan known as the “RigNet, Inc. 2010 Omnibus Incentive Plan” (the “Plan”); and

WHEREAS, the Board of Directors of the Sponsor retained the right in Section 16.1 of the Plan to amend the Plan from time to time; and

WHEREAS, the Board of Directors of the Sponsor approved resolutions on March 10, 2016, to amend the Plan as set forth below;

NOW, THEREFORE, the Sponsor agrees that, effective as set forth below, the Plan is amended as set forth below:

1. Effective upon the approval of a majority of the shareholders of the Sponsor represented in person or by proxy at the next Annual Meeting of Shareholders, Section 4.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:

(a) The aggregate number of shares of Stock with respect to which Awards may be granted under the Plan is 4,000,000 (the “Authorized Shares”).

2. Effective March 10, 2016, Section 4.1(d) of the Plan is hereby amended and restated to be renamed as Section 4.1(e).

3. Effective March 10, 2016, a new Section 4.1(d) is hereby added to the Plan to read as follows:

(d) The aggregate dollar value of shares of Stock that may be granted under the Plan to any director in any Fiscal Year shall be no more than $300,000; provided, however, that with respect to any Chairman or Vice Chairman of the board, that dollar limit shall be $400,000.

3. Effective March 10, 2016, Section 4.2(a) and (b) of the Plan are hereby amended and restated in their entirety to read as follows:

4.2 Shares That Count Against Limit.

(a) Effective on and after March 10, 2016, if shares of Stock are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such shares of Stock will count against the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan.

(b) Effective on and after March 10, 2016, if shares of Stock are tendered in payment of the Option Price of an Option, such shares of Stock will count against the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan.

4. Effective March 10, 2016, Section 9.2 of the Plan is hereby amended and restated in its entirety to read as follows:

9.2 Performance Goals. A Performance Goal must be objective such that a third party having knowledge of the relevant facts could determine whether the goal is met. Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Performance Goals set forth in this Article IX, the Performance Goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to one or more of the following Performance Goals, which may be based on one or more business criteria that apply to the Holder, one or more business units or subsidiaries of the Company, or the Company as a whole: earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation, and amortization, earnings before any one of, or combination of two or more of, interest, taxes, depreciation, amortization and/or any other financial adjustment to earnings set forth in the Company’s audited financial statements that is allowed under generally accepted accounting principles, adjusted earnings before interest, taxes, depreciation and amortization, net earnings, earnings per share, earnings per share growth, economic value added, economic value, operating profits, net operating profit, net profits, profit return, gross margin, profit margins, profit before tax, operating margin, cash return on capitalization, operating expense, operating expense as a percentage of revenue, revenue, increase in revenue, revenue ratios (including per employee or per customer), net revenue, billings, net income, stock price, market share, return on equity, return on assets, return on capital, return on capital compared to cost of capital, return on capital employed, return on invested capital, debt to capital ratio, total stockholder return, stockholder return, stockholder value, growth in stockholder value relative to a pre-determined index, financial return ratio, operating income, cash flow, net cash flow, cash flow from operations, free cash flow, cash value added performance, cost reductions, cost ratios (per employee or per customer), proceeds from dispositions, project completion time and budget goals, net cash flow before financing activities, customer growth, total market value, or people value added. The Committee may select one criterion or multiple criteria for measuring performance. Goals may also be based on performance relative to a peer group of companies. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and Performance Stock or Performance Unit Awards, it is intended that the Plan will conform with the standards of section 162(m) of the Code and Treasury Regulations § 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Stock or Performance Unit Awards made pursuant to the Plan shall be determined by the Committee.

Approved by the Board of Directors on March 10, 2016.